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                                                                  Exhibit (e)(2)


                             ENDOSONICS CORPORATION
                                2870 Kilgore Road
                        Rancho Cordova, California 95670


                                  June 26, 2000


JOMED NV
Bamford Weg 1
6235 NS Ulestraten
The Netherlands
Attention: Tor Peters, President & Chief Executive Officer

Ladies and Gentlemen:

                  In connection with your consideration of a possible transaction with Endosonics Corporation and/or its subsidiaries, affiliates or stockholders (collectively, the "Company"), the Company is prepared to make available to you certain information concerning the Company. As a condition to, and in consideration of, furnishing such information to you and your directors, officers, employees, subsidiaries, affiliates, agents or advisors (including without limitation, attorneys, accountants, consultants, bankers and financial advisors) (collectively, "Representatives"), you agree to treat any information concerning the Company, including, without limitation, its business, financial condition, operations, assets, plans, projections, customers, suppliers, confidential or proprietary information (whether prepared by the Company, its Representatives or otherwise and irrespective of the form of communication) which is furnished to you or to your Representatives before or after the date hereof by or on behalf of the Company, together with any analyses, compilations, forecasts, studies and/or other documents or records prepared by you or your Representatives which contain, are based on or otherwise reflect or are generated in whole or in part from such information, including that stored on any computer, word processor or other similar device (herein collectively referred to as the "Evaluation Material") in accordance with the provisions of this letter agreement, and to take or abstain from taking certain other actions hereinafter set forth.


      The term "Evaluation Material" does not include information which you can prove (i) is or becomes generally available to the public other than as a result of a disclosure by you or your Representatives, (ii) is already in your or your Representatives' possession, provided that such information is not subject to a contractual, legal or fiduciary obligation of confidentiality, or (iii) becomes available to you or your Representatives on a non-confidential basis from a source other than the Company or any of its Representatives, provided that such source is not bound by a contractual, legal or fiduciary obligation to keep such information confidential.

      You hereby agree that you and your Representatives shall use the Evaluation Material solely for the purpose of evaluating a possible negotiated transaction between the Company and you, and that the Evaluation Material will be kept confidential by you and your Representatives and will not be disclosed by you or your Representatives in any manner; provided, however, that (i) you may
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make any disclosure of such Evaluation Material to which the Company gives its prior written consent and (ii) you may disclose any of such Evaluation Material to your Representatives who need to know such information for the purpose of evaluating a possible transaction with the Company and you, provided that prior to making such disclosure such Representatives shall agree to be bound by the provisions of this letter agreement applicable to Representatives. You will be responsible for any breach of this letter agreement by your Representatives, including those who subsequent to the first date of disclosure of the Evaluation Material cease to be a Representative.

      You agree that you and your Representatives, except as required by law or unless consented to in writing by the Company, will not disclose to any other person (other than to your Representatives who need to know such information for the purpose of evaluating a possible transaction with the Company and you and who have prior to such disclosure agreed to be bound by the terms of this letter agreement applicable to Representatives) the fact that the Evaluation Material has been made available, that discussions or negotiations are taking place concerning a possible transaction involving the Company or any of the terms, conditions or other facts with respect thereto (including the status thereof). The term "person" as used in this letter agreement shall be broadly interpreted to include the media and any corporation, partnership, group, individual or other entity.

      In the event that you or any of your Representatives are requested or required (by applicable law, regulation, legal process, oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any of the Evaluation Material, you shall provide the Company with prompt written notice of any such request or requirement so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this letter agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by the Company, you or any of your Representatives are nonetheless, in the opinion of counsel, legally compelled to disclose Evaluation Material or else stand liable for contempt or suffer other censure or penalty, you or your Representatives may, without liability hereunder, disclose only that portion of the Evaluation Material which such counsel advises you is legally required to be disclosed, provided that you shall exercise your reasonable efforts to preserve the confidentiality of the Evaluation Material, including, without limitation, by cooperating with the Company to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Evaluation Material.

      If you decide that you do not wish to proceed with a transaction with the Company, you will promptly inform the Company of that decision. In that case, or at any time upon the request of the Company for any reason, you and your Representatives will promptly deliver to the Company all Evaluation Material (and all copies thereof) furnished to your or your Representatives by or on behalf of the Company pursuant hereto. In the event of such a decision or request, all other Evaluation material, including all Evaluation Material prepared by you or your Representatives shall be destroyed, and such destruction shall be certified in writing to the Company by an authorized officer supervising such destruction. Notwithstanding the return of destruction of the Evaluation Material, you and your Representatives will continue to be bound by your obligations of confidentiality and other obligations hereunder. Notwithstanding the foregoing, the Swedish counsel of Jomed will be entitled to maintain a single copy of any confidential information for archival purposes.
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      Although the Company has endeavored to include in the Evaluation Material information which it believes to be relevant for the purpose of your investigation, you understand and acknowledge that neither the Company nor any of its representatives make any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material. You agree that neither the Company nor any of its representatives shall have any liability to you or to any of your Representatives relating to or resulting from the use of the Evaluation Material or any errors therein or omissions therefrom. Only those representations or warranties which are made in a final definitive agreement regarding any transactions contemplated hereby, when, as and if executed, and subject to such limitations and restrictions as may be specified therein, will have any legal effect.

      You agree that, for a period of two years from the date of this letter agreement, unless you shall have been specifically invited in writing by the Company, neither you nor any of your partners, officers, directors, employees or affiliates will, directly or indirectly, in any manner (a) effect or seek, offer or propose to effect (except in a confidential, nonpublic manner to the Board of Directors of the Company) or participate in, or in any way assist any other person to effect or seek, offer or propose to effect (except in a confidential, nonpublic manner to the Board of Directors of the Company) or participate in (i) any acquisition of any securities or assets of the Company, other than the acquisition of assets in the ordinary course of business; (ii) any tender or exchange offer, merger or other business combination involving the Company;
(iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company; or (iv) any "solicitation" of "proxies" (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote any voting securities of the Company; (b) form, join or in any way participate in a "group" (as defined under the Securities Exchange Act of 1934 (the "Exchange Act")) with respect to the matters set forth in (a) above; or (c) otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of the Company. You also agree during such period not to request the Company (or its directors, officers, employees or agents), directly or indirectly, to amend or waive any provision of this paragraph (including this sentence). The provisions of this paragraph shall not apply to the sale by Jomed of any shares in Endosonics that are held of this date. In addition, the provisions of this paragraph shall terminate in the event that Endosonics executes a definitive agreement to be acquired with any third party.

      In consideration of the Evaluation Material being furnished to you, you hereby agree that, for a period of two years from the date hereof, neither you nor any of your affiliates will solicit to employ, or employ, any officers, senior managers or key employees of the Company, or any former officer, senior manager or key employee whose employment with the Company has ceased within 180 days of such solicitation or hire, without obtaining the prior written consent of the Company

      You understand and agree that no contract or agreement providing for any transaction involving the Company shall be deemed to exist between you and the Company unless and until a final definitive agreement has been executed and delivered, and you hereby waive, in advance, any claims (including, without limitation, breach of contract) in connection with any transaction involving the Company unless and until you and the Company shall have entered into a final definitive agreement. For the purposes of this agreement, the term "definitive agreement" does not include an executed letter of intent or memorandum of understanding or any other preliminary written agreement. You also agree that unless and until a final definitive agreement regarding a
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transaction between the Company and you has been executed and delivered, neither the Company nor you will be under any legal obligation of any kind whatsoever with respect to such a transaction by virtue of this letter agreement except for the matters specifically agreed to herein. This letter agreement contains the sole and entire agreement between the parties hereto with respect to the subject matter hereof and cannot be amended or waived except with the written consent of the Company and you.

      If any term, provision, covenant or restriction of this letter agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this letter agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

      This letter agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the principles of conflicts of laws thereof. In the event of litigation relating to this letter agreement, if a court of competent jurisdiction determines that you or your Representatives have breached this letter agreement, then you shall be liable and pay to the Company the reasonable legal fees incurred by the Company in connection with such litigation, including any appeal therefrom.

      The term of this agreement shall be for five years from the date hereof.

      Please confirm your agreement with the foregoing by signing and returning one copy of this letter agreement to the undersigned, whereupon this letter agreement shall become a binding agreement between you and the Company.

                                          Very truly yours,

                                          ENDOSONICS CORPORATION


                                          By:  /s/ Reinhard Warnking
                                               --------------------------------
                                               Name: Reinhard Warnking
                                               Title: Chairman & Chief Executive
                                                      Officer


Accepted and agreed as of
the date first written above:


JOMED NV



By: /s/ Tor Peters
    ----------------------------
      Name: Tor Peters
      Title: President & Chief Executive Officer